CERNER CORPORATION
2011 OMNIBUS EQUITY INCENTIVE PLAN - NONQUALIFIED STOCK OPTION GRANT CERTIFICATE

The Compensation Committee of the Board of Directors or its duly appointed subcommittee or authorized delegatee (the "Committee") of Cerner Corporation (the "Company" - which term includes its subsidiaries wherever applicable) has determined that the Optionee is eligible to receive an option to purchase shares of Common Stock of the Company under the Company's 2011 Omnibus Equity Incentive Plan, as Amended & Restated May 22, 2015 (the "Plan"), as so indicated on the Notice of Stock Option Grant, and the Committee authorizes and directs the grant of such an option to Optionee pursuant to the following terms and conditions.

1. Grant of Option. Pursuant to the authorization of the Committee, and subject to the terms, conditions and provisions contained in this Grant Certificate, the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of an aggregate number of shares of Company Common Stock designated as "Option Shares" on the Notice of Stock Option Grant at a price per share equal to the Exercise Price on the Notice of Stock Option Grant. The Notice of Stock Option Grant, the Vesting Schedule related to this award and this Grant Certificate (together, the "Grant Agreement") set forth the terms of the Option award granted to Optionee. The effective date written on the Notice of Stock Option Grant shall be deemed to be the Granting Date of this Option.

2. Incorporation of the Plan. A copy of the Plan is incorporated herein by reference and all of the terms, conditions and provisions contained therein shall be deemed to be contained in this Grant Certificate.

3. Term of Option. The Optionee may purchase all or any portion of the Option Shares subject to each tranche listed in the Vesting Schedule in the Grant Agreement at any time on or after the Exercise Dates listed therein and before the Expiration Date (or any earlier termination date).

- This Option shall expire with respect to all Option Shares ten (10) years from the Granting Date (the "Expiration Date"), unless it shall be terminated at an earlier date in accordance with this Grant Certificate.
- This Option shall expire with respect to all unvested Option Shares immediately upon termination of the Optionee's employment with the Company or any of its subsidiaries.
- This Option shall expire as to all vested but unexercised Option Shares ninety (90) calendar days after termination of the Optionee's employment with the Company or any of its subsidiaries, except that in the event such employment or engagement is terminated: (a) by reason of the Optionee's retirement (pursuant to the Company's then current employment practices), death or disability, then the Optionee, or Optionee's estate, shall have twelve (12) months following such termination date to exercise this Option as to the number of Option Shares vested and exercisable on such termination date, or (b) for cause, including without limitation, Optionee's dishonesty, illegal conduct or breach of the Company's policies ("Cause"), the Option shall terminate with respect to all vested but unexercised Option Shares immediately upon such termination.
- In the event Optionee has assigned this Option, once vested, to First Hand Foundation, a Missouri nonprofit corporation, then such Option shall expire two (2) years from the date of the assignment.
- In the event of a "Change of Control" as defined in the Plan: (i) 50% of Optionee's outstanding Option Shares that have not yet vested shall immediately vest (such 50% shall be comprised of 50% of each tranche of all unvested Option Shares with different vesting dates); and, (ii) all remaining Option Shares shall continue to vest according to the current vesting schedule and terms of this Option, but should Optionee's employment or engagement be terminated by the Company, other than for Cause, or should Optionee resign for Good Reason (as defined in the Optionee's Employment Agreement with the Company or in the Company's then current Severance Pay Plan), within twelve (12) months of the Change in Control, all such remaining Option Shares shall vest immediately.

4. Exercise of Option. This Option may be exercised by Optionee delivering to the Company a written notice of exercise along with: (a) payment in the amount of the Exercise Price for such shares, plus (b) the amount of any federal, state, or local Applicable Withholding Taxes (as defined in the Plan document) to be withheld and remitted or otherwise payable by the Participant or Company in connection with such options and/or their vesting/exercise. The payment for the Exercise Price for the shares and Applicable Withholding Taxes may be made:

(a) in cash,

(b) by delivering shares owned by the Participant (including shares acquired in connection with the exercise of a previously granted option) having an aggregate fair market value on the date of exercise equal to the Exercise Price and Applicable Withholding Taxes; or

(c) any other means allowable under the Plan which the Company in its sole discretion determines will provide legal consideration for the Shares and Applicable Withholding Taxes (including the exercise through a "cashless" exercise through an approved third-party broker).

5. Notices. Any notices or other communications required or allowed to be made or given to the Company under the terms of this Agreement shall be addressed to the Company in care of its President at its offices at 2800 Rockcreek Parkway, North Kansas City, Missouri 64117, and any notice to be given to the Optionee shall be addressed to the Optionee at Optionee's address on record with the Company. Either Company or Optionee may from time to time change the address to which notices are to be sent to Company or Optionee, respectively, by giving written notice of such change to the other. Any notice hereunder shall be deemed to have been duly given five business days after registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

6. Assignment. This Option shall not be assignable by Optionee without the express written consent of Company, except that Optionee shall have the right to assign this Option, once vested, to First Hand Foundation, a Missouri nonprofit corporation, anytime during Optionee's employment with Cerner or within ninety (90) days of Optionee's termination of employment from Cerner, provided the Option has not terminated prior to such assignment. The Company will maintain records of all stock option grants and exercises. In the event this Grant Certificate and such records do not agree, such records shall control.

7. **Clawback.** Optionee acknowledges that the Option award may be subject to certain provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank") that will require the Company to recover certain amounts of incentive compensation paid to certain executive officers if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements under any applicable securities laws. By accepting this Option award, whether or not any compensation is ultimately paid hereunder, Optionee agrees and consents to any forfeiture or required recovery or reimbursement obligations of the Company (including rendering Optionee's future wages subject to withholding by the Company) with respect to any compensation paid to Optionee that is forfeitable or recoverable by the Company pursuant to Dodd-Frank and in accordance with any Company policies and procedures adopted by the Compensation Committee in order to comply with Dodd Frank, even if such policies or procedures are adopted after the grant date of this Option award and as the same may be amended from time to time.

8. Governing Law. This Grant Certificate shall be construed in accordance with the laws of the State of Missouri.